Exhibit 5.2

Sidley Austin LLP 1001 Page Mill Road Building 1 Palo Alto, CA 94304 +1 650 565 7000 +1 650 565 7100 Fax AMERICA • ASIA PACIFIC • EUROPE

November 10, 2021

Argo Blockchain plc

16 Great Queen Street

9th Floor

London WC2B 5DG

England

Re:	Senior Notes due 2026

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-1 (the “Registration Statement”) being filed by Argo Blockchain plc, a public limited company incorporated under the laws of England and Wales (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $57,500,000 principal amount of the Company’s Senior Notes due 2026 (the “Debt Securities”). The Debt Securities are to be issued under an Indenture and a First Supplemental Indenture thereto (together, the “Indenture”) to be entered into between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), forms of which have been filed as exhibits to the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the Company has been incorporated and is validly existing under the laws of England and Wales and all necessary corporate actions have been taken to authorize the execution, delivery and performance of the Indenture and the Debt Securities and the issuance of the Debt Securities under and in accordance with the Indenture. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Argo Blockchain plc

November 10, 2021

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that the Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, when:

(i)            the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

(ii)           the Indenture shall have been duly executed and delivered by the Company and the Trustee;

(iii)          the Company’s board of directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Debt Securities as contemplated by the Registration Statement and the Indenture; and

(iv)          the Debt Securities shall have been duly executed by authorized officers of the Company and authenticated by the Trustee, all in accordance with the Indenture and such resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, bail-in and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest. Our opinion is also subject to (i) provisions of law that may preclude the making of a claim or the rendering of a judgment by a court outside the United Sates in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) (ii) requirements that the judgement of any court outside the United States may need to be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, England and Wales, the federal laws of the United States of America or any state securities or blue sky laws.

Argo Blockchain plc

November 10, 2021

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP